Exhibit 99.2 Press Release on HIV Testing Day

On National HIV Testing Day, Rapid Test Company Chembio
Praises District of Columbia’s Support For Routine HIV Testing

MEDFORD, N.Y. - June 27, 2006 - Chembio Diagnostics, Inc. (OTCBB:CEMI) supports the District of Columbia’s campaign to screen every resident between the ages of 14 to 84 for HIV. The District of Columbia has the highest rate of new AIDS cases in the country, at 180 per 100,000 new infections each year; the nation’s average is 15 per 100,000.

Lawrence Siebert, President and CEO of Chembio, commented, “We are pleased the District of Columbia is undertaking such an ambitious and aggressive plan. Routine testing will lead to early diagnosis, and that is essential in the battle against AIDS. As the cost of antiretroviral drugs declines, it makes sense for everyone to be tested and receive appropriate treatment.”

Contributing to the increase of new infections in Washington D.C., and throughout the country, is the fact that an estimated 25% of Americans living with HIV are unaware of their status. Statistics show that once an infected person becomes aware of his or her status, most take precautionary measures to avoid infecting others.

On May 30th Chembio announced it had received FDA approval from the U.S. Food and Drug Administration (FDA) for its SURE CHECK(R) HIV 1/2 and HIV 1/2 STAT-PAK(TM) rapid test Pre-Market Applications (PMAs). These tests detect HIV-1 and HIV-2 antibodies in four different sample matrices: finger-stick whole blood, venous whole blood, serum and plasma. Test results appear within approximately 15 minutes of sample application. Chembio is in discussions with a marketing partner for distribution of the products in the U.S.

“This initiative in DC, along with the recent recommendations by the United States Centers for Disease Control to have HIV testing become part of routine medical care for all Americans between the ages of 13 to 64 , is extremely encouraging in our attempt to turn the tables on the HIV/AIDS epidemic,” said Mr. Siebert.

ABOUT CHEMBIO
Chembio Diagnostics, Inc. possesses expertise in the development and manufacturing of rapid diagnostic tests for various infectious diseases. Chembio is participating in the frontlines of the global battle against the devastating AIDS pandemic. This battle, to which the United States alone has pledged $15 billion in international aid, is the impetus behind Chembio's rapid HIV tests. Because rapid tests can detect HIV antibodies within minutes, the massive prevention and treatment programs that are now scaling up can be much more effective. The Company has received approval from the FDA for its SURE CHECK(R) HIV 1/2 and HIV 1/2 STAT-PAK(TM) rapid test PMAs. The approved PMAs allow Chembio to market its rapid HIV tests to clinical laboratories and hospitals in the United States. The Company also manufactures additional rapid tests that it has developed for other deadly diseases, including human and veterinary Tuberculosis and Chagas Disease. References to Chembio Diagnostics, Inc. may actually refer to Chembio Diagnostic Systems, Inc., the wholly owned subsidiary of Chembio Diagnostics, Inc. Chembio is located at 3661 Horseblock Road, Medford, NY 11763. For additional information please visit www.chembio.com.

FORWARD-LOOKING STATEMENTS
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results. Actual revenue may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner, and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contact:
Investors - James Carbonara/Andrea Raetzer
Media - Judy Katz/Susan Morgenbesser
The Investor Relations Group 212-825-3210